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                                                                   EXHIBIT 11.01

               EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES

               CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  FOR THE YEARS ENDED JUNE 30,
                                                                 -------------------------------
                                                                  1994        1995        1996
                                                                 -------     -------     -------
Income (loss) before extraordinary item.......................   $(1,702)    $1,513      $ 6,846
Extraordinary loss on early extinguishment of debt............         -          -          926
                                                                 -------     ------      -------
Net income (loss).............................................    (1,702)     1,513        5,920
Dividends on Series A Preferred Stock.........................     2,249      2,249        2,249
                                                                 -------     ------      -------
Net income (loss) applicable to common shareholders...........   $(3,951)    $ (736)     $ 3,671
                                                                 =======     ======      =======
Weighted average common shares outstanding during the year....     6,913      6,877        6,912
Dilutive effect of options issued within one year of the
  Offering....................................................        14         14           14
Effect of shares issued upon exercise of options and
  warrants....................................................         -(1)        -(1)    3,245
                                                                 -------     ------      -------
Weighted average primary shares...............................     6,927      6,891       10,171
Effect of shares issued upon conversion of Series A
  Preferred Stock.............................................         -(1)        -(1)    1,704
                                                                 -------     ------      -------
Weighted average fully diluted shares.........................     6,927      6,891       11,875
                                                                 -------     ------      -------
PER SHARE DATA
Primary:
  Income (loss) before extraordinary item.....................   $  (.57)    $ (.11)     $   .45
  Net income (loss)...........................................      (.57)      (.11)         .36
Fully Diluted:
  Income (loss) before extraordinary item.....................      (.57)      (.11)         .39
  Net income (loss)...........................................      (.57)      (.11)         .31
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(1) The exercise of common equivalent shares and the conversion of Series A
    Preferred Stock are not assumed to occur when the effect is antidilutive.